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                                                                    EXHIBIT 99.1

SEPRACOR ANNOUNCES EXERCISE IN FULL OF $100 MILLION OVER-ALLOTMENT OPTION


MARLBOROUGH, Mass., Dec. 21 /PRNewswire/ -- Sepracor Inc. (Nasdaq: SEPR - news) today announced that the initial purchaser has exercised in full the $100 million over-allotment option granted in connection with the issuance and sale in a private placement in November 2001 of 5.75% Convertible Subordinated Notes with Auto-Conversion Provision due 2006. The sale of notes pursuant to exercise of the over-allotment option is expected to close on or about December 27, 2001.

The offering was made through an initial purchaser to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the "Securities Act").

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws. Unless so registered, the notes and the common stock issuable upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable states securities laws.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Sepracor's current expectations or forecasts of future events. These include statements regarding the closing of the offering of the notes and other statements regarding matters that are not historical facts. Actual events could differ materially from those reflected in these forward- looking statements due to general financial, economic, regulatory and political conditions affecting the pharmaceutical industry as well as more specific risks and uncertainties related to Sepracor such as those set forth in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such forward-looking statements.

To receive a copy of this release or any recent release via fax, call Sepracor's automated news fax line at 1-800-758-5804 ext. 780960, or visit the Company's web site at www.sepracor.com.